KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 13, 2026, with respect to the financial statements of Guggenheim Investments Private Credit Fund as of January 2, 2026, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG LLP

Chicago, Illinois

March 18, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.